Exhibit 9.1

Advanced Cell Technology, Inc.

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made effective as of December    , 2004, by and among Advanced Cell Technology, Inc. a Delaware corporation (the “Company”) and                (“Stockholder”).

RECITALS

1.  Stockholder is an investor in the Company’s Series A Convertible Preferred Stock and callable Warrants offered pursuant to Confidential Private Placement Memorandum dated as of November 10, 2004, as amended (“Series A”).

2.  The Company is currently negotiating with a company whose stock is qualified for listing on the OTCBB (the “PubCo”). The proposed reverse merger, should it be consummated, would result in the Company being merged with a wholly-owned subsidiary of PubCo whereby the Company would become a wholly-owned subsidiary of PubCo (the “Merger”). Upon the merger between the Company PubCo’s subsidiary, the Company would be considered the “surviving entity” and the subsidiary of PubCo would be considered the “disappearing entity”. Upon closing of the reverse merger, should it occur, each Company Series A shareholder would be entitled to receive shares (in the ratio as stated in the definitive merger agreement) of PubCo in exchange for their Company Series A shares. The Company cannot guarantee that a definitive merger agreement will be executed nor can the Company guarantee that, should a definitive agreement be executed, that any conditions to closing such a transaction will be satisfied. However, should the Company successfully complete negotiations with PubCo, execute a definitive merger agreement and successfully close a reverse merger with PubCo, the Company anticipates needing shareholder approval of certain actions by PubCo.

3.  Stockholder may be or become a shareholder of PubCo either as part of the merger transaction or independently therefrom.

4.  The Stockholder and the other stockholders of the Company will receive a material benefit as a result of the Merger and that benefit will, insubstantial part, be a function of the ability of PubCo to provide for the Company’s ongoing capital requirements and provide incentive for the Company’s executives through participation in its stock option program(s).

5.  Stockholder agrees to vote any shares of Common Stock of PubCo owned by him, whether resulting from the Merger and any related transactions, or otherwise owned by him independent therefrom, in the manner set forth in this Agreement.

6.  The parties desire to enter into this Agreement and to provide that in exercising any voting rights related to the subject matter of this Agreement, the shares of the Company’s voting stock held by Stockholder shall be voted as provided in this Agreement,

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

General; Definitions

1.1 Certain Definition. As used in this Agreement, the following terms shall have the following respective meanings:

“Common Stock” shall mean the common stock of any PubCo with which a Merger is effected, whether owned by the Stockholder resulting from the Merger and any related transactions, or otherwise owned by him independent of any Merger.

ARTICLE 2

Agreement to Vote

2.1 Agreement to Vote. During the term of this Agreement, Stockholder hereby agrees and covenants to vote or cause to be voted all of his Common Stock then owned by him, or over which he has voting power, at any regular or special meeting of stockholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the stockholders, in favor of each of the following items:

(a) The amendment of the Articles of Incorporation of the PubCo to:

(i) increase the authorized shares of Common Stock of the PubCo to whatever level the board of directors of the PubCo approves and submits to vote of its shareholders; and

(ii) approve a stock option plan that the PubCo’s Board of Directors has determined to be necessary or advisable as being in the best interests of the Company and its shareholders.

2.2 Further Assurances. Stockholder shall take such action as may be reasonably necessary to perform his obligations hereunder.

ARTICLE 3

Miscellaneous

3.1 Termination. This Agreement shall remain in effect until the conclusion of any stockholders meeting, and any adjournment thereof, duly called and held within 24 months following the date hereof to consider and vote on the matters set forth in Section 2.1 hereof (the “Shareholder Approvals”) (or the conclusion of any solicitation of consents to such matters in lieu of a stockholders’ meeting). From and after such date, this Agreement shall terminate automatically and without further action by any of the parties.

3.2 Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto and each transferee or assignee of the shares subject to this Agreement shall continue to be subject to the terms hereof.

3.4 Governing Law. This Voting Agreement shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof.

3.5 Specific Performance. In the event of a breach by any party of its obligation to vote or act as provided in this Agreement, any aggrieved party shall be entitled to a decree of specific performance. The aggrieved party shall not be denied specific performance by a court on the ground that a remedy at law is adequate or on other grounds relating to the jurisdiction of a court of equity.

3.6 Successors and Assigns. This Agreement and all rights, duties and obligations hereunder shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

3.7 Entire Agreement; Amendment. This Agreement and any term hereof may be amended, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the Company and Stockholder; provided, however, that no amendment hereto shall affect the obligation of Stockholder to vote in favor of the Shareholder Approvals. Any amendment or waiver of this Agreement so effected shall be binding upon each of the parties to this Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any prior agreements, understandings or representations with respect to the subject matter hereof, are superseded by this Agreement and shall have no further force or effect.

3.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by first-class United States mail or delivered in person or sent via next day Federal Express delivery or any other nationally-recognized overnight delivery service or by facsimile (with confirmation of receipt), addressed:

(a) if to Stockholder, at such address as set forth opposite Stockholder’s signature to this Agreement, or at such other address as Stockholder shall have furnished to the Company in writing;

(b) if to any other holder of any securities subject to this Agreement, at such address as such holder shall have furnished to the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company; or

(c) if to the Company, at the address set forth below the signature of the Company’s duly authorized representative.

Notice shall be deemed to be received for purposes of this Agreement (i) when delivered, if delivered in person, (ii) one (1) business day after having been deposited for delivery, if delivered by next day Federal Express delivery or any other nationally-recognized overnight delivery service, (iii) three (3) days after having been deposited in the United States mails with first class postage prepaid and addressed to the recipient and (iv) when sent, if delivered by facsimile (with confirmation of receipt).

3.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

3.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of the date first set forth above.

Advanced Cell Technology, Inc.

By:
Its

Stockholder